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                                                               Exhibit 99(14)(b)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Financial Highlights" in the Proxy Statement and to the incorporation by reference of our report dated December 19, 2008 with respect to the financial statements and financial highlights of Threadneedle Emerging Markets Fund and Threadneedle Global Equity Fund included in the Annual Reports for the year ended October 31, 2008 in the Registration Statement (Form N-14) of the RiverSource Global Series, Inc. filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-157587).


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 13, 2009